Exhibit 99.1

GRACE NEWS

Corporate Communications
W.R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

CONTACT:	Media Relations:	Investor Relations:
	Greg Euston	Bridget Sarikas
	(212) 468-3734	(410) 531-4194
	greg.euston@mslpr.com	investor.relations@grace.com

GRACE REPORTS FIRST QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, April 25, 2006 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2006. Highlights are as follows:

•	Sales for the first quarter were $658.6 million compared with $603.2 million in the prior year quarter, a 9.2% increase (12.6% before the effects of currency translation). The increase was attributable primarily to higher sales volume in most geographic regions, improved product mix, and selling price increases in response to cost inflation. Sales increased 12.6% for the Grace Performance Chemicals operating segment and 6.5% for the Grace Davison operating segment.

•	Net income for the first quarter was $0.1 million, or $0.00 per diluted share, compared with net income of $3.1 million, or $0.05 per diluted share, in the prior year quarter. Net income includes the costs of Chapter 11, litigation and other matters not related to core operations.

•	Pre-tax income from core operations was $47.8 million in the first quarter compared with $39.7 million last year, a 20.4% increase (25.9% before the effects of currency translation). Pre-tax operating income of the Grace Performance Chemicals operating segment was $34.2 million, up 25.3% compared with the 2005 first quarter, attributable principally to higher sales of construction products, and to productivity gains. Pre-tax operating income of the Grace Davison operating segment was $36.0 million, down 4.5% compared with the first quarter of 2005, as strong sales of catalysts used in petroleum refining and specialty materials used in scientific and industrial applications were offset by higher costs of raw materials and energy, as well as costs of plant disruptions and rationalizations. Corporate operating costs were 11.5% lower due to reduced pension expenses attributable to prior year pension plan contributions.

‘‘We saw continued strong sales in the first quarter from products used in the refining and construction industries,’’ said Grace’s President and Chief Executive Officer Fred Festa. ‘‘Market fundamentals related to these product groups remain favorable from high demand for transportation fuels worldwide and good construction activity in North America and Europe. Our strong core operating results reflect the valuable relationships we enjoy with our customers and the good work of our associates around the world.’’

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CORE OPERATIONS

Grace Davison

First quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $356.4 million, up 6.5% from the prior year quarter. Key factors contributing to the sales increase were: (1) continued strong demand for hydroprocessing catalysts that upgrade heavy crude oil, (2) selling price increases and surcharges to partially offset natural gas and raw material cost inflation, and (3) higher volume in the engineered materials and discovery sciences product groups from stronger economic activity, particularly in Europe and Asia. Sales in North America were negatively affected by continued shutdowns of several petroleum refineries from last year’s hurricanes and for preventive maintenance at customer sites.

Pre-tax operating income of the Grace Davison segment for the first quarter was $36.0 million compared with $37.7 million in the first quarter last year, a 4.5% decrease. Operating margin was 10.1%, 1.2 percentage points lower than the prior year quarter, as higher selling prices, lower expenses and a better product mix were more than offset by inflation in raw materials and energy and by costs to rationalize certain manufacturing operations in North America.

Grace Performance Chemicals

First quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and materials used in commercial and residential construction and in rigid food and beverage packaging, were $302.2 million, up 12.6% from the prior year quarter. Key factors contributing to the sales increase were: (1) continued steady construction activity in the United States; (2) improved construction activity in Europe; (3) increased volume of products directed at high-growth industry, geographic and customer segments; and (4) higher selling prices in response to increases in raw material costs. Sales were up in all regions, reflecting geographic expansion and other growth initiatives.

Pre-tax operating income for the Grace Performance Chemicals segment was $34.2 million compared with $27.3 million for the first quarter last year, a 25.3% increase. Operating margin of 11.3% was 1.1 percentage points higher than the first quarter of 2005. The higher operating income and margins were primarily a result of sales volume growth and selling price increases, partially offset by raw material cost inflation.

Corporate Costs

Corporate costs related to core operations were $22.4 million in the first quarter of 2006 compared with $25.3 million in the prior year quarter. The decrease was attributable primarily to lower pension expense from the effect of contributions made to defined benefit pension plans in recent years.

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PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. Please refer to Grace’s recent Securities and Exchange Commission filings for discussion of noncore activities. The pre-tax loss from noncore activities was $20.1 million in the first quarter of 2006 compared with $8.1 million last year. The increase is principally due to defense costs for the criminal proceeding related to former vermiculite mining operations in Montana. Grace’s first quarter 2006 financial statements include $10.1 million of legal costs (included as part of ‘‘Selling, general and administrative expenses’’ in the Consolidated Statement of Operations) for the defense of Grace and the other named individuals to this proceeding, compared with $6.0 million in first quarter of 2005. At this time, Grace cannot predict the outcome of this proceeding or the extent of any financial impact. Defense costs are being expensed as incurred. Other changes relate to a number of miscellaneous noncore income and expense items.

CASH FLOW AND LIQUIDITY

Grace’s net cash flow from operating activities for the first quarter was a negative $40.2 million, compared with a negative $31.4 million for the prior year quarter. The lower cash flow in the first quarter 2006 is attributable to an increase in working capital in response to higher sales, payments of annual accruals for compensation and customer rebates, bankruptcy court-approved payments for pensions, and higher costs of Chapter 11 proceedings and environmental-related litigation. Pre-tax income from core operations before depreciation and amortization was $75.9 million, 10.8% higher than in the prior year quarter, a result of the improved income from core operations described above. Cash used for investing activities was $21.1 million, primarily reflecting capital replacements and investments in new production capacity.

At March 31, 2006, Grace had available liquidity in the form of cash ($415.4 million), net cash value of life insurance ($86.2 million) and available credit under its debtor-in-possession facility ($207.0 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future. Grace’s debtor-in-possession credit facility has been renewed at the current level of $250 million through April 1, 2008.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co. – Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the ‘‘Filing’’). Grace’s non-U.S. subsidiaries and certain of its U.S. subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

On November 13, 2004, Grace filed a plan of reorganization, as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. On January 13, 2005, Grace filed an amended plan of reorganization (the ‘‘Plan’’) and related documents to address certain objections of creditors and other interested parties. The amended Plan is supported by committees representing general unsecured creditors and equity holders, but is not supported by committees representing asbestos personal injury claimants and asbestos property damage claimants. As part of determining the confirmability of the Plan, the Bankruptcy Court had approved a process and timeline for the estimation of asbestos-related property damage and personal injury claims. This process has been deferred to provide Grace and the committees an opportunity to negotiate a consensual plan of reorganization. The Court has appointed a mediator to facilitate such negotiation.

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As disclosed in Grace’s 2005 Annual Report on Form 10-K, the Bankruptcy Court entered an order that places certain limitations on trading in Grace common stock or certain securities, including options, convertible into Grace common stock to avoid an inadvertent ownership change that would limit the value of certain U.S. federal tax attributes. Under federal income tax law, a corporation is generally permitted to deduct from taxable income in any year net operating losses (NOL) carried forward from prior years. Grace has NOL carryforwards of approximately $240 million as of December 31, 2005 for U.S. federal income tax purposes. Grace has recently evaluated its available cushion to accommodate new shareholder positions of 5% or more and, as a result of that evaluation, will likely object to such purchases of the Company's common stock or options in the current year. Grace will evaluate its situation on a regular basis and will make a public statement if its current position changes. Grace can provide no assurances that these limitations will prevent an ownership change or that its ability to utilize NOL carryforwards may not be significantly limited as a result of other factors including reorganization under the U.S. Bankruptcy Code.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims, tax matters and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities. See Grace’s recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

* * * * *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and materials for commercial and residential construction; and sealants and coatings for food packaging. With annual sales of more than $2.5 billion, Grace has about 6,400 employees and operations in nearly 40 countries. For more information, visit Grace's web site at www.grace.com.

* * * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words ‘‘believes,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘targets,’’ ‘‘will,’’ ‘‘expects,’’ ‘‘anticipates,’’ or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those projected in the forward-looking statements. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace's bankruptcy and proposed plan of reorganization, Grace's legal proceedings (especially the Libby criminal proceeding and environmental proceedings), the cost and availability of raw materials, especially natural gas and petroleum-based raw materials, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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GRACE NEWS

W. R. Grace & Co. and Subsidiaries Consolidated Statement of Operations (Unaudited)	Three Months Ended March 31,
Amounts in millions, except per share amounts	2006	2005
Net sales	$658.6	$603.2

Cost of goods sold, exclusive of depreciation and amortization shown separately below	438.0	392.7
Selling, general and administrative expenses, exclusive of net pension expense and depreciation shown separately below	128.2	119.3
Depreciation and amortization	28.1	28.8
Research and development expenses	15.5	15.1
Net pension expense	14.8	17.6
Interest expense and related financing costs	15.8	14.6
Other (income) expense	(1.9)	(6.1)
	638.5	582.0
Income (loss) before Chapter 11 expenses, income taxes and minority interest	20.1	21.2
Chapter 11 expenses, net	(8.7)	(6.0)
Benefit from (provision for) income taxes	(4.5)	(8.6)
Minority interest in consolidated entities	(6.8)	(3.5)
Net income (loss)	$0.1	$3.1

Basic earnings (loss) per common share	$0.00	$0.05
Average number of basic shares	67.0	66.6

Diluted earnings (loss) per common share	$0.00	$0.05
Average number of diluted shares	67.3	67.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

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W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended March 31,
Amounts in millions	2006	2005	% Change
Net Sales:
Grace Davison	$356.4	$334.7	6.5%
Grace Performance Chemicals	302.2	268.5	12.6%
Total Grace sales	$658.6	$603.2	9.2%
Pre-tax operating income:
Grace Davison	$36.0	$37.7	(4.5)%
Grace Performance Chemicals	34.2	27.3	25.3%
Corporate costs	(22.4)	(25.3)	11.5%
Pre-tax income from core operations(a)	47.8	39.7	20.4%
Pre-tax income (loss) from noncore activities(a)	(20.1)	(8.1)	(148.1)%
Interest expense	(15.8)	(14.6)	(8.2)%
Interest income	1.4	0.7	100.0%
Income (loss) before Chapter 11 expenses and income taxes	13.3	17.7	(24.9)%
Chapter 11 expenses, net	(8.7)	(6.0)	(45.0)%
Benefit from (provision for) income taxes	(4.5)	(8.6)	47.7%
Net income (loss)	$0.1	$3.1	(96.8)%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	10.1%	11.3%	(1.2)	pts.
Grace Performance Chemicals	11.3%	10.2%	1.1	pts.
Total core operations	7.3%	6.6%	0.7	pts.
Total core operations adjusted for profit sharing of joint ventures(b)	8.3%	7.2%	1.1	pts.

Pre-tax income from core operations before depreciation and amortization(a)	$75.9	$68.5	10.8%
As a percentage of sales	11.5%	11.4%	0.1	pts.
Depreciation and amortization	28.1	28.8	(2.4)%
Gross profit percentage (sales less cost of goods sold as a percent of sales)(c)
Grace Davison	28.2%	30.4%	(2.2)	pts.
Grace Performance Chemicals	33.5%	33.1%	0.4	pts.
Total Grace	30.5%	31.4%	(0.9)	pts.
Net Sales by Region:
North America	$279.9	$260.2	7.6%
Europe	247.0	221.2	11.7%
Asia Pacific	98.3	88.1	11.6%
Latin America	33.4	33.7	(0.9)%
Total	$658.6	$603.2	9.2%

Note (a): The above chart, as well as the financial discussion in other parts of this earnings release, divides Grace’s financial results between ‘‘core operations’’ and ‘‘non-core activities’’. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations. In contrast, non-core activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as a factor in determining certain incentive compensation and as a key factor in its management’s decision-making process. Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from results and related assets and liabilities of past businesses, discontinued products, and corporate legacies including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

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W. R. Grace & Co. and Subsidiaries Consolidated Statement of Cash Flows (Unaudited)	Three Months Ended March 31,
Amounts in millions	2006	2005
OPERATING ACTIVITIES
Income (loss) before Chapter 11 expenses, income taxes and minority interest	$20.1	$21.2
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	28.1	28.8
Interest accrued on pre-petition liabilities subject to compromise	15.4	13.3
Net (gain) loss on sales of investments and disposals of assets	1.8	(0.9)
Net pension expense	14.8	17.6
Payments to fund pension plans	(13.3)	(3.0)
Provision for uncollectible receivables	—	0.6
Income from life insurance policies, net	(1.2)	(1.3)
Payments under postretirement benefit programs	(2.2)	(2.3)
Expenditures for environmental remediation	(2.1)	(1.2)
Expenditures for retained obligations of discontinued operations	(0.7)	(0.3)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items	(49.8)	(27.9)
Other accruals and non-cash items	(37.8)	(57.9)
Net cash provided by (used for) operating activities before income taxes, Chapter 11 expenses and settlement of noncore contingencies	(26.9)	(13.3)
Cash paid to settle noncore contingencies	—	(8.3)
Chapter 11 expenses paid	(10.5)	(4.4)
Income taxes paid, net of refunds	(2.8)	(5.4)
Net cash provided by (used for) operating activities	(40.2)	(31.4)
INVESTING ACTIVITIES
Capital expenditures for property and equipment	(21.0)	(12.4)
Businesses acquired, net of cash acquired	—	(2.5)
Proceeds from termination of life insurance policies	—	14.8
Net investment in life insurance policies	(0.2)	2.0
Proceeds from sales of investments and disposals of assets	0.1	0.1
Net cash provided by (used for) investing activities	(21.1)	2.0
FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies	—	(0.5)
Net (repayments) borrowings under credit arrangements	(0.2)	(2.0)
Fees under debtor-in-possession credit facility	(0.5)	(0.6)
Proceeds from exercise of stock options	2.0	3.0
Net cash provided by (used for) financing activities	1.3	(0.1)
Effect of currency exchange rate changes on cash and cash equivalents	0.7	(6.1)
Increase (decrease) in cash and cash equivalents	(59.3)	(35.6)
Cash and cash equivalents, beginning of period	474.7	510.4
Cash and cash equivalents, end of period	$415.4	$474.8

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W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheet (Unaudited)	March 31, 2006	December 31, 2005
Amounts in millions
ASSETS
Current Assets
Cash and cash equivalents	$415.4	$474.7
Trade accounts receivable, net	432.4	401.7
Inventories	301.2	278.3
Deferred income taxes	26.4	27.3
Other current assets	57.9	71.6
Total Current Assets	1,233.3	1,253.6
Properties and equipment, net	631.4	632.9
Goodwill	104.5	103.9
Cash value of life insurance policies, net of policy loans	86.2	84.8
Deferred income taxes	715.2	703.9
Asbestos-related insurance expected to be realized after one year	500.0	500.0
Other assets	235.1	238.1
Total Assets	$3,505.7	$3,517.2
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$2.2	$2.3
Accounts payable	167.4	166.8
Income taxes payable	19.4	10.1
Other current liabilities	164.0	197.9
Total Current Liabilities	353.0	377.1
Debt payable after one year	0.4	0.4
Deferred income taxes	55.6	54.3
Minority interest in consolidated affiliates	44.4	36.4
Unfunded defined benefit pension liability	450.3	447.5
Other liabilities	29.9	41.7
Total Liabilities Not Subject to Compromise	933.6	957.4
Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	696.8	684.7
Accounts payable	31.5	31.5
Income tax contingencies	137.4	134.5
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	339.9	342.0
Post-retirement benefits	184.5	187.7
Other liabilities and accrued interest	75.2	74.7
Total Liabilities Subject to Compromise	3,165.3	3,155.1
Total Liabilities	4,098.9	4,112.5
Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	422.7	423.4
Accumulated deficit	(505.8)	(505.9)
Treasury stock, at cost	(117.1)	(119.7)
Accumulated other comprehensive loss	(393.8)	(393.9)
Total Shareholders’ Equity (Deficit)	(593.2)	(595.3)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,505.7	$3,517.2